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     For period ending 08-81-95
     File Number 811-4338

     77.C.  Matters submitted to a vote of securities holders.

                      The following matters were submitted to a vote of securities holders at a special meeting of shareholders held on February 27, 1995:

                       (1) Approval of a new Subadvisory Agreement between Heritage Asset Management, Inc. and Liberty Investment Management:
     2,486,649.190 shares were voted in favor of, 60,751.340 shares were voted against, and 182,844.098 abstained from voting on the motion to approve the new Subadvisory Agreement between Heritage Asset Management, Inc. and Liberty Investment Management.

                      (2) Approval of the selection of Coopers & Lybrand L.L.P. as independent accountants of Heritage Capital Appreciation Trust:
     2,529,768.223 shares were voted in favor of, 40,646.664 shares were voted against, and 159,829.741 abstained from voting on the motion to approve the selection of Coopers & Lybrand L.L.P. as independent accountants of Heritage Capital Appreciation Trust.